Exhibit 99.1

For Further Information:
Investors:	H. Gene Shiels 281-504-4886
Media:	Richard A. Ott 281-504-4720

Kraton Names G. Scott Lee Vice President of Operations

HOUSTON, TX (December 20, 2010) - Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, today announced the promotion of G. Scott Lee to the position of Vice President of Operations. Mr. Lee will assume his new duties effective January 1, 2011, from David A. Bradley, who has resigned from the company to pursue Chief Executive Officer opportunities he is considering. All remaining responsibilities previously held by Mr. Bradley, including Marketing and Sales, will be directly managed on an interim basis by Kraton’s Chief Executive Officer, Kevin M. Fogarty.

In his new role Mr. Lee will have responsibility for Kraton’s global manufacturing, supply planning and procurement activities, and will report to Mr. Fogarty.

“Scott Lee has played a key role at Kraton over the years, bringing a wealth of operational and management experience to his new position,” said Fogarty. “Scott is an accomplished executive, and I am confident that under his leadership Kraton will continue to distinguish itself in pursuing our industry-leading innovation growth strategy,” Fogarty added. “We also want to extend our thanks and appreciation to David Bradley for his significant contributions to the company. David has been a trusted leader and a valued friend, and we all extend to him our gratitude and sincere wishes for continued success.”

Mr. Lee began his career with Shell Oil Company, progressing through engineering and operational leadership roles of increasing responsibility. Following the separation of Kraton from Shell Chemicals in 2001, Mr. Lee served as Global Supply Chain Manager, Master Black Belt, Global Procurement Director, General Manager – USBC Products, and most recently as Vice President of Products and Supply. Mr. Lee is a graduate of Louisiana Tech University with a Bachelor of Science in mechanical engineering.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, “Kraton”), is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company, offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

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